As filed with the Securities and Exchange Commission on April 15, 2021

Registration Statement No. 333-212485

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Golar LNG Partners LP
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4400	98-0565772
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS employer identification number)

2nd Floor, S.E. Pearman Building
 9 Par-la-Ville Road
 Hamilton, Bermuda HM 11
+1 (441) 295-4705
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Golar LNG Partners LP Long Term Incentive Plan
(Full title of the plan)

Cameron D. MacDougall, Esq.
111 W. 19th Street, 8th Floor
New York, NY 10011
(516) 268-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
Joseph A. Coco
One Manhattan West
New York, NY 10001
(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-212485, of Golar LNG Partners LP, a Marshall Islands limited partnership (the “Registrant”), filed with the Securities and Exchange Commission on July 12, 2016. The Registration Statement registered 500,000 common units representing limited partner interests in the Registrant (“Common Units”) under the Golar LNG Partners LP Long Term Incentive Plan.

On January 13, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, Golar GP LLC, a Marshall Islands limited liability company and the general partner of the Registrant, New Fortress Energy Inc., a Delaware corporation (“NFE”), Lobos Acquisition LLC, a Marshall Islands limited liability company and an indirect subsidiary of NFE (“Merger Sub”), and NFE International Holdings Limited, a private limited company incorporated under the laws of England and Wales and an indirect subsidiary of NFE, pursuant to which Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect subsidiary of NFE (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of Common Units pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on April 15, 2021.

Golar LNG Partners LP

By:	NFE International Holdings Limited
its General Partner

	By:	/s/ Chris Guinta
Director

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.